EX-23
(Exhibit 23)	Consent of Independent Registered Public Accounting Firm
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Financial Institutions, Inc.:
We consent to incorporation by reference in the Registration Statements on Form S-8 (File No. 333-76865) of Financial Institutions, Inc. of our report dated March 13, 2007, with respect to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal controls over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Financial Institutions, Inc.
As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 123(R), “Share Based Payments” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” for the year ended December 31, 2006.
KPMG LLP
Buffalo, New York
March 13, 2007